Exhibit 99.2

NUANCE COMMUNICATIONS, INC.
THIRD QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of these prepared remarks in combination with its press release, to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 6, 2013 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance's Website at www.nuance.com. The call can also be heard by dialing (800) 230-1074 or (612) 234-9960 at least five minutes prior to the call and referencing code 296887. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 296887.

Opening Remarks
In our press release, we reported Q3 13 non-GAAP revenue of $490.8 million, up 9.5% from $448.2 million a year ago. Total GAAP revenue in Q3 13 was $469.8 million, up 8.8% from $431.7 million in Q3 12. We recognized non‑GAAP net income in Q3 13 of $109.5 million, representing $0.34 per diluted share, compared to non-GAAP net income of $143.7 million, or $0.45 per diluted share, in the same period last year. We recognized GAAP net loss in Q3 13 of ($35.0) million, or ($0.11) per share, compared to Q3 12 GAAP net income of $79.3 million, or $0.25 per diluted share. Non‑GAAP operating margin was 28.1% for Q3 13, compared to 36.1% in Q3 12. Third quarter operating cash flow was $85.5 million, compared to $141.5 million in the same quarter a year ago. Nuance ended Q3 13 with a balance of cash and cash equivalents of $873.1 million. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.)

Discussion of Market Trends
We continue to develop more intuitive and comprehensive speech and natural language solutions that broaden our addressable markets by expanding the types of solutions we offer. The market and customer validation we have received for our solutions, combined with our leadership across multiple segments provides confidence in our medium- and long-term fundamentals.

We believe that the company is beginning to benefit from several important trends in our markets. In particular, we continue to benefit from (i) the growing adoption of cloud-based, connected services and other highly interactive mobile applications, (ii) deeper integration of personal assistant capabilities and services, and (iii) the continued expansion of our core technology portfolio from speech recognition to natural language understanding, semantic processing, domain-specific reasoning and dialog management capabilities. We believe that these trends apply across our markets.

In our mobile and consumer business, we continue to achieve significant design wins across a wide and growing variety of devices and uses, such as handsets, automobiles, tablets, PCs, televisions, cameras and third-party applications. These design wins often require a broader set of Nuance technologies to support the increasing scope and complexity of the solutions, including cloud-based speech recognition, natural language understanding, dialog management, text-to-speech and advanced keyboard technologies.

In our healthcare markets, customers and partners are increasingly adopting our natural language understanding offerings that are at the core of our Clintegrity 360 platform. These solutions deliver additional value across clinical documentation, coding, revenue cycle management and other functions. We continue to achieve strong bookings for these solutions, which deliver both cost savings and new revenues to our customers. Our solutions have also been adopted by key partners such as Cerner and Epic, expanding our distribution channels. In addition, we recently demonstrated Florence, an intelligent virtual assistant targeted for the healthcare market. Although it is early, Florence is garnering interest from customers and partners. We expect the use of intelligent virtual assistant technologies to provide an important future interface in healthcare IT.

In our enterprise markets, customers and partners are increasingly adopting our natural language understanding, voice biometrics and virtual assistant technologies. These technologies build on our telephone-based customer care franchise to support mobile app-based customer care, web-based customer care and voice-based authentication of users.

These trends expand our addressable markets and contribute to an ongoing transition in our revenue streams, emphasizing recurring but elongated revenue models. Generally, these solutions are sold through on-demand, transactional, term-based or subscription models. This transition from conventional, perpetual licenses to recurring revenues, cloud-based delivery and connected services will deliver revenue over time rather than in a specific quarter. This recurring aspect of our revenues and the expanded solutions position Nuance for improved performance in fiscal 2014.

Discussion of Non-GAAP Revenue
Nuance's Q3 13 non-GAAP revenue growth was led by 29.1% growth in our Healthcare business unit and 17.3% growth in on-demand revenue. In Q3 13, on-demand revenue contributed 32.4% of total revenue, up from 30.3% a year ago. In Q3 13, the United States contributed 72% of non-GAAP revenue and international contributed 28%. At the end of Q3 13, the estimated 3-year value of total on‑demand contracts was $2,091.2 million, up 11.2% from $1,880.4 million at the end of Q3 12. On-demand contract growth benefitted from strong bookings as well as contributions from recent acquisitions.

Table: Non-GAAP Revenue by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013
Healthcare	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3	$238.1
Yr/Yr Organic Growth*	16%	15%	9%	5%	11%	3%	2%	2%
Mobile & Consumer	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2	$111.0
Yr/Yr Organic Growth*	19%	13%	34%	27%	23%	19%	(2)%	(19)%
Enterprise	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5	$78.9
Yr/Yr Organic Growth*	1%	19%	2%	8%	8%	10%	(20)%	7%
Imaging	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0	$62.8
Yr/Yr Organic Growth*	7%	9%	5%	5%	7%	6%	(10)%	(4)%
Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8
Yr/Yr Organic Growth*	13%	15%	13%	11%	13%	8%	(5)%	(4)%

*
Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013
Healthcare	$74.0	$69.7	$85.8	$85.4	$314.9	$89.1	$89.6	$94.8
Segment Profit as % of Segment Revenue	51%	46%	47%	45%	47%	41%	39%	40%
Mobile & Consumer	$34.8	$49.7	$65.1	$77.9	$227.6	$39.8	$36.7	$32.2
Segment Profit as % of Segment Revenue	32%	43%	49%	51%	45%	30%	32%	29%
Enterprise	$15.1	$32.6	$15.4	$27.7	$90.8	$21.7	$13.4	$20.0
Segment Profit as % of Segment Revenue	20%	36%	21%	31%	27%	26%	18%	25%
Imaging	$20.9	$28.0	$21.9	$20.9	$91.6	$23.1	$27.6	$25.0
Segment Profit as % of Segment Revenue	40%	46%	39%	36%	40%	39%	43%	40%
Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3	$172.0
Total segment profit as % of total segment revenue	38%	43%	42%	43%	42%	35%	35%	35%

Segment profit reflects the direct, controllable costs of each segment, combined with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

Compared to Q3 12, in Q3 13 Healthcare segment margin fell due to an increased proportion of revenues coming from on‑demand services. Mobile & Consumer segment profit and margin fell due to an increased proportion of revenues coming from on-demand and professional services, costs associated with developing and delivering on-demand solutions, and increased investment in R&D.

Table: Non-GAAP Revenue by Type

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012	Q1 2013	Q2 2013	Q3 2013
Product and Licensing	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3	$196.9	$205.5
% of Revenue	48%	48%	45%	46%	47%	44%	41%	42%
Professional Services	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8	$57.4
% of Revenue	10%	11%	11%	11%	10%	11%	12%	12%
On-demand	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3	$159.0
% of Revenue	27%	27%	30%	30%	29%	31%	34%	32%
Maintenance and Support	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8	$66.0	$68.9
% of Revenue	15%	14%	14%	13%	14%	14%	13%	14%
Total revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8

Discussion of Q3 13 Business Results and Trends

Healthcare Solutions. Within our healthcare business, on-demand solutions contributed to revenue growth, through the acquisitions of Accentus and Transcend. Healthcare professional services revenue grew, driven by customer adoption of our Clintegrity solutions, a suite of products and services that support clinical documentation improvement (CDI), computer-assisted coding (CAC) and computer-aided physician documentation (CAPD). Healthcare license performance was driven by growth in our Clintegrity and Diagnostics solutions, as well as record sales of Dragon Medical. In addition, Nuance achieved strong bookings in our Healthcare on-demand and Clintegrity solutions, particularly relating to our Quantim products and services. Positive trends were offset by some continuing erosion in transcription line counts owing to EMR adoption. In Q3, Nuance made significant progress in expanding our partnership with Cerner. Cerner is embedding our CDI solution in their core management module, which is now generally available, and is embedding our CAPD solution in an upcoming beta. Nuance recently launched our Dragon Medical Practice Edition, and release of our cloud-based Dragon Medical Connect is scheduled this quarter. In Q3, we added 50 new customers for our radiology solutions. In Q3 13, the run-rate of lines transcribed in our on-demand Healthcare business was 5.227 billion lines per year, up 5% from 4.959 billion lines per year in Q3 12. In Q3, we secured new business with key healthcare customers including Capella Healthcare, Catholic Health Initiatives, Cerner, Health and Human Services Commission, Lehigh Valley Human Services, Prime Healthcare Services, St. Francis Health, St. Luke's Hospital, UNC Health Care and UPMC.

Mobile & Consumer Solutions. In our business for automobiles, handsets and other consumer electronics, we earned new OEM design wins to support custom, next-generation mobile solutions. As these solutions include more cloud‑based services, we delivered strong on‑demand revenue growth in Q3 13, driven by increasing volumes of smartphones, tablets and TVs. In Q3 13, we completed 1.8 billion cloud transactions, up 80% year over year. We also delivered a significant increase in professional services revenue, related to design and implementation of next-generation mobile solutions. However, our Mobile & Consumer license revenue declined due to the continuing shift toward on-demand and ratable pricing models. Adoption of our Dragon Drive and Tweddle Connect solutions continued to grow, as the market continues to adopt connected car solutions. In particular, our Tweddle Connect solution significantly expands the services delivered by enabling connection of third party applications into in-dash systems, and expands the Nuance technology used to support those services. Nuance experienced a strong quarter for our Dragon TV solutions, with key design wins at TP Vision, as well as launches of applications with content providers Comcast and DirecTV. In addition, we secured a new win to deliver Dragon solutions embedded in PCs. We successfully launched a direct-to-consumer version of our Swype keyboard on Google Play, which rose to the #1 new paid app within 48 hours of launch. We secured new business or design wins with key mobile customers including Airbiquity, Amazon, AMD, Apple, Bell Canada, Ford, HTC, Huawei, Hyundai, Intel, Lear, Mahindra, Mobis, Motorola, Navigon, OnStar, Optus, Samsung, Subaru, TCL, Toyota, TP Vision and XL Communications.

Enterprise Solutions. Within our enterprise business, the emergence of intuitive, voice-driven personal assistants is driving interest and demand for next-generation customer service applications on smart phones. Nina evaluations and pilot projects progressed, with key wins that led to a significant increase in both Q3 13 bookings and estimated 3-year value of Nina on-demand contracts. Pilot projects continue with several other customers in multiple verticals. In Q3, Nuance launched Nina Mobile 2.0, which speeds development time for Nina Mobile applications, and Nina Web 2.0, which delivers hosting and integrated development tool capabilities. Within our hosted call center automation solutions, we experienced increased volumes from two key customers, as well as improved operating efficiencies in our hosted environment. Momentum for our Voice Biometrics solutions continued, with record revenue, strong bookings and significant media coverage of our product launches. We secured new business with key enterprise customers including Banco Santander, Barclays, Carefirst of Maryland, Caremark, CenterPoint Energy, Cigna, Dell, E-Plus, Garanti Bank, Geico, HM Revenue & Customs, Huawei, Optus, PNC Bank, T-Mobile, Talk Talk, Telstra, Time Warner, Travelers, USAA and WellPoint.

Imaging Solutions. Within our imaging business, Q3 13 revenue was driven primarily by the performance of core imaging solutions as well as contributions from the acquisition of Copitrac. Our new offerings that combine scan and print functionality are fueling demand among our MFP vendor partners as well as end-user customers. Key wins in Q3 included our largest ever PDF win. In addition, in Q3 we expanded our OEM relationships with ADP, Motorola and Oracle. Nuance's imaging business continues to benefit from the strength of our MFP network infrastructure solutions, embedded within our MFP partner offerings. This trend has led to increasing deal sizes, growth in ratable maintenance contracts and implementation at more than 50,000 enterprise customers. In Q3, we delivered strong results from the launches of our Equitrac 5 and OmniPage Ultimate solutions, and we delivered key innovation to the MFP capture market with the launch of our Scan to Cloud solution. Nuance was appointed a Worldwide Platinum partner by HP and awarded Supplier of the Year by Xerox. We secured new business with key imaging customers including Foley, HSBC, IBM, Lloyd's, Motorola, Sanofi and Travelers.

Discussion of Non-GAAP Cost of Revenue and Gross Margins
In Q3 13, cost of revenue was $174.4 million, for a gross margin of 64.5%, compared to Q3 12 gross margin of 69.3%. The decline in total gross margin was due to a shift in the mix of our revenue toward professional services and on-demand revenue, which carries a lower gross margin than product and license revenue. Gross margin for product and licensing was 86.9% in Q3 13 compared to 90.9% a year ago, due to a mix shift toward certain products that carry a lower gross margin. Gross margin for professional services and hosting fell to 37.4% in Q3 13 from 40.7% a year ago, due to the contribution of lower-margin revenues from the acquisitions of Accentus, Quantim and J.A. Thomas. Gross margin for maintenance and support was 82.5% in Q3 13 compared to 82.4% in Q3 12.

Discussion of Non-GAAP Operating Expenses and Operating Margins
In Q3 13, operating margin was 28.1%, compared to 36.1% in Q3 12, driven by lower gross margin and increased investments in R&D, related to mobile, NLU and healthcare-related technologies. In addition, we have made a significant investment in FY 13 in protecting our substantial patent portfolio, reflected in increased spending on patent litigation and patent prosecution activities. We expect these expenses to increase in the fourth quarter of FY 13.

Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q3 13 cash flow from operations of $85.5 million, compared to $141.5 million in Q3 12. Included in the Q3 13 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $28.7 million.  Capital expenditures totaled $12.1 million for Q3 13, and depreciation was $10.0 million for Q3 13. At the end of Q3 13, our balance of cash and cash equivalents was approximately $873.1 million.

Share Repurchase Update
During Q3, we repurchased 6.124 million shares of our common stock, for a total amount of $115.0 million at an average price per share of $18.78. As of market close on July 31, we had repurchased a total of 9.283 million shares of our common stock, for a total of $174.6 million and an average price per share of $18.80.

Days Sales Outstanding (DSO)
In Q3 13, DSO was 71 days, compared to 70 days in Q3 12.

	Q1 12	Q2 12	Q3 12	Q4 12	Q1 13	Q2 13	Q3 13
DSO	76	73	70	73	74	71	71

Deferred Revenue
Total deferred revenue increased from $304.0 million at the end of Q3 12 to $396.5 million at the end of Q3 13, and current deferred revenue increased from $201.6 million to $266.1 million over the same period. The increase in deferred revenue was primarily attributable to Healthcare software arrangements that are recognized ratably, Imaging maintenance and support contracts, and growth in hosted offering fees that are recognized over the period of performance.

Discussion of Q4 13 Guidance and FY 13 Outlook
In Q4 13, we expect a continuation of recent market trends, particularly those outlined in the Discussion of Market Trends section. We are transitioning to a higher concentration of recurring revenues associated with on-demand, transactional, term-based or subscription pricing models. This benefits the business in the medium and long term by increasing recurring revenues and predictability. However, it has a negative effect on near-term revenue and margins. As our business model incorporates a greater proportion of revenues from recurring streams, we have delivered strong bookings in the first three quarters of FY 13.

As we noted in our business trends and mobile & consumer market discussions, global interest in our mobile and consumer technologies and solutions remains very strong. We are emphasizing medium-term growth, and investing in research and development to expand our portfolio of technology solutions. In addition, our efforts to enforce better pricing discipline have had the effect of delaying the signing of some agreements, and we expect that effect to continue in Q4. Often, customer engagements now involve a combination of engineering and development services, licensing, and cloud-based services, spanning several years. These solutions are typically sold under on-demand and ratable pricing models, which has the effect of elongating revenue.

In our healthcare business we also expect a continuation of recent trends, including growing demand for our Dragon Medical product line in conjunction with EMR implementations, and continued growth in the sales of our diagnostic and radiology solutions, offset to some degree by some continuing erosion in transcription line counts owing to EMR adoption. Both EMR implementations and Dragon Medical implementations, though, have slightly eroded hosted volumes in our existing on-demand accounts, and we expect that trend to continue. Nuance's healthcare business will also enjoy term license and professional services revenues from our new Clintegrity solutions for coding and revenue cycle management.

We have delivered strong bookings in recent quarters in our enterprise on-demand solutions for call center and mobile customer care, and Enterprise professional services have also delivered strong bookings in recent quarters. We have built a growing pipeline of on-demand opportunities from our Nuance OnDemand, Nina Mobile and Nina Web solutions. We note in particular that early bookings and the breadth of our pipeline for our enterprise virtual assistant, Nina Mobile, exceed initial expectations. We continue to enter into Nina deployment agreements and continued pilot projects with key customers in the airline, banking, consulting, finance, insurance, Internet, retail and telecommunications verticals. We also expect increased voice biometrics demand for consumer identification and verification, and are building a robust pipeline of Nina Web opportunities.

In our imaging business we expect a continuation of recent trends.  We see continued demand for our integrated MFP solutions, which will lead to stronger bookings and revenue backlog.  In addition, Q4 13 performance should benefit from incremental sales of our PDF and other core scanning solutions.

Taking into account all the factors above, we expect Q4 13 non-GAAP revenues between $470 million and $500 million. We expect GAAP revenues for Q4 13 to be in the range of $452 million to $482 million. We expect FY 13 non-GAAP revenues between $1,937 million and $1,967 million. We expect GAAP revenues for FY 13 to be in the range of $1,835 million to $1,865 million.

Turning to expenses, in the first three quarters of this year we have increased investments in research and development personnel, sales headcount, and advertising and promotional expenses, with the objective of accelerating organic growth in FY14. In particular, we have funded an unprecedented level of large-scale engagements in our mobile business, where the demand for advanced mobile cloud-based services continues to grow. Within healthcare, we have similarly invested in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners. We will continue to make investments in Q4 13 and into FY 14, especially in mobile and healthcare R&D. However, in Q3 13 we expanded certain cost-saving measures, including personnel reductions, non-personnel cost reduction measures and slowing our planned hiring.

Although we expect productivity benefits across our cost of goods and services, as noted in our commentary above, more of our revenues in FY 13 will be derived from on-demand and connected services, as well as engineering and professional services. Therefore our blended gross margins this year will decline by between 450 and 500 basis points.

Net cash interest expenses will be approximately $100 million for the year. We anticipate net cash tax rate in the mid-single digits.

As noted, as of July 31, 2013, we have spent $174.6 million out of our authorized $500 repurchase plan, repurchasing 9.283 million shares. We expect to continue to execute our repurchase plan tactically. Our plans incorporate a full-year, weighted share count of 322.5 million diluted shares.

We therefore expect Q4 13 non-GAAP EPS to be in the range of $0.24 to $0.32 and Q4 13 GAAP EPS to be in the range of $(0.17) to $(0.09). We expect FY 13 non-GAAP EPS to be in the range of $1.27 to $1.35 and FY 13 GAAP EPS to be in the range of ($0.43) to ($0.35).

Through the first three quarters of FY 13, cash flow from operations as a percentage of non-GAAP net income was 91%, and for the FY 13 we expect it to be in the range of 80% to 85%. Interest payments will increase the quarterly variability of this ratio, as interest expense is accrued each quarter but cash interest payments are made primarily in Q2 and Q4 of each year.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance's healthcare on-demand business. We determine this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non‑renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding our future performance, the drivers of our future performance, seasonal performance in product and licensing revenue, growth trends in on-demand revenue, the impact of our acquisitions, new product releases, bookings and backlog, trends in our healthcare business, revenue from our Dragon Medical product line, diagnostic and radiology solutions and clinical language understanding and analytics offerings, global interest in our mobile and consumer technologies, the proportion of revenue from mobile solutions, demand for mobile cloud-based services, our relationship with mobile and consumer electronics customers, design wins, improved growth rates for our Dragon NaturallySpeaking products, improved license revenue in our enterprise business, growth in our imaging business, estimated fourth quarter, FY 13 and FY 14 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and our management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2012 and our quarterly reports filed with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management's compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non--GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non--GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2013 and 2012, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which is described below.

Acquisition-Related Revenue and Cost of Revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Equitrac, J.A. Thomas and Quantim for the three months ended June 30, 2013 and primarily from SafeCom, Quantim and J.A. Thomas for the nine months ended June 30, 2013, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.
In recent years, we have completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.
In order to gain access to a third party's extensive speech recognition technology and natural language and semantic processing technology, we have entered into IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, we will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, we consider these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements' terms to be an investing activity, outside of our normal, organic, continuing operating activities, and are therefore presenting this supplemental information to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although our bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company's stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. We also exclude certain accrued interest and certain accrued income taxes because we believe that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.
We exclude certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. Other items such as gains or losses on non-controlling strategic equity interests and contributions of $4.6 million to the Nuance Foundation, which was established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary or educational purposes, are also excluded.

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

Revenues:
Product and licensing	$191,568	$190,299	$561,363	$531,499
Professional services and hosting	210,423	181,940	623,992	477,057
Maintenance and support	67,778	59,505	197,681	174,172
Total revenues	469,769	431,744	1,383,036	1,182,728

Cost of revenues:
Product and licensing	25,844	16,669	75,096	53,124
Professional services and hosting	140,441	115,205	404,131	302,580
Maintenance and support	12,586	11,093	40,481	33,006
Amortization of intangible assets	15,187	14,933	48,107	44,734
Total cost of revenues	194,058	157,900	567,815	433,444

Gross profit	275,711	273,844	815,221	749,284

Operating expenses:
Research and development	73,134	56,084	214,408	162,130
Sales and marketing	98,889	93,156	314,372	267,907
General and administrative	50,754	43,016	125,528	115,480
Amortization of intangible assets	27,303	25,917	78,730	71,025
Acquisition-related (income) costs, net	(8,458)	16,775	22,723	46,372
Restructuring and other charges, net	7,940	1,402	14,669	6,802
Total operating expenses	249,562	236,350	770,430	669,716

Income from operations	26,149	37,494	44,791	79,568

Other expense, net	(34,133)	(6,129)	(108,606)	(35,915)

(Loss) income before income taxes	(7,984)	31,365	(63,815)	43,653

Provision (benefit) from income taxes	26,990	(47,899)	19,103	(45,841)

Net (loss) income	$(34,974)	$79,264	$(82,918)	$89,494

Net (loss) income per share:
Basic	$(0.11)	$0.26	$(0.26)	$0.29
Diluted	$(0.11)	$0.25	$(0.26)	$0.28

Weighted average common shares outstanding:
Basic	315,441	306,766	314,348	305,364
Diluted	315,441	320,559	314,348	321,752

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2013	September 30, 2012
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$873,051	$1,129,761
Accounts receivable, net	379,953	381,417
Prepaid expenses and other current assets	171,606	190,128
Total current assets	1,424,610	1,701,306

Land, building and equipment, net	137,541	116,134
Goodwill	3,264,186	2,955,477
Intangible assets, net	959,813	906,538
Other assets	200,688	119,585
Total assets	$5,986,838	$5,799,040

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,816	$148,542
Redeemable convertible debentures	—	231,552
Contingent and deferred acquisition payments	—	49,685
Accounts payable and accrued expenses	317,907	328,374
Deferred revenue	266,056	206,610
Total current liabilities	588,779	964,763

Long-term portion of debt	2,343,567	1,735,811
Deferred revenue, net of current portion	130,419	108,481
Other liabilities	268,649	243,279
Total liabilities	3,331,414	3,052,334

Equity component of currently redeemable convertible debentures	—	18,430
Stockholders' equity	2,655,424	2,728,276
Total liabilities and stockholders' equity	$5,986,838	$5,799,040

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net (loss) income	$(34,974)	$79,264	$(82,918)	$89,494
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	52,533	49,228	155,109	139,518
Stock-based compensation	39,195	45,608	114,108	116,416
Non-cash interest expense	9,346	8,724	28,923	24,788
Deferred tax provision (benefit)	23,049	(47,970)	(1,179)	(59,200)
Loss (Gain) on non-controlling strategic equity interest	790	(13,726)	790	(13,726)
Other	(9,538)	2,100	(10,640)	3,512
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(3,568)	968	26,713	(33,330)
Prepaid expenses and other assets	(732)	3,169	(12,249)	(980)
Accounts payable	(21,962)	6,651	(19,815)	22,492
Accrued expenses and other liabilities	19,581	14,698	29,082	11,735
Deferred revenue	11,761	(7,224)	73,591	30,824
Net cash provided by operating activities	85,481	141,490	301,515	331,543
Cash flows from investing activities:
Capital expenditures	(12,089)	(14,234)	(41,677)	(52,009)
Payments for business and technology acquisitions, net of cash acquired	(100,512)	(538,984)	(574,771)	(665,817)
Purchases of marketable securities and other investments	(629)	(5,156)	(448)	(5,156)
Proceeds from sales and maturities of marketable securities and other investments	—	10,252	—	31,011
Change in restricted cash balances	—	—	—	6,747
Net cash used in investing activities	(113,230)	(548,122)	(616,896)	(685,224)
Cash flows from financing activities:
Payments of debt	(1,230)	(1,653)	(147,353)	(5,259)
Proceeds from long-term debt, net of issuance costs	(644)	(20)	351,748	676,297
Payments for repurchases of common stock	(103,036)	—	(103,036)	(199,997)
(Payments for) proceeds from settlement of share-based derivatives, net	—	—	(3,801)	9,020
Payments of other long-term liabilities	(309)	(2,754)	(1,629)	(8,145)
Excess tax benefits on employee equity awards	—	(11,083)	—	(4,083)
Proceeds from issuance of common stock from employee stock plans	5,646	1,432	18,731	18,863
Cash used to net share settle employee equity awards	(4,071)	(2,986)	(53,589)	(39,125)
Net cash (used in) provided by financing activities	(103,644)	(17,064)	61,071	447,571
Effects of exchange rate changes on cash and cash equivalents	(858)	(3,489)	(2,400)	(1,559)
Net (decrease) increase in cash and cash equivalents	(132,251)	(427,185)	(256,710)	92,331
Cash and cash equivalents at beginning of period	1,005,302	966,740	1,129,761	447,224
Cash and cash equivalents at end of period	$873,051	$539,555	$873,051	$539,555

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

GAAP revenue	$469,769	$431,744	$1,383,036	$1,182,728
Acquisition-related revenue adjustments: product and licensing	13,929	13,521	59,383	56,436
Acquisition-related revenue adjustments: professional services and hosting	5,976	1,111	20,869	3,089
Acquisition-related revenue adjustments: maintenance and support	1,121	1,831	3,952	5,724
Non-GAAP revenue	$490,794	$448,207	$1,467,241	$1,247,977

GAAP cost of revenue	$194,058	$157,900	$567,815	$433,444
Cost of revenue from amortization of intangible assets	(15,187)	(14,933)	(48,107)	(44,734)
Cost of revenue adjustments: product and licensing (1,2)	1,148	1,785	5,161	6,133
Cost of revenue adjustments: professional services and hosting (1,2)	(5,031)	(6,652)	(11,214)	(17,163)
Cost of revenue adjustments: maintenance and support (1,2)	(558)	(321)	(3,091)	(626)
Non-GAAP cost of revenue	$174,430	$137,779	$510,564	$377,054

GAAP gross profit	$275,711	$273,844	$815,221	$749,284
Gross profit adjustments	40,653	36,584	141,456	121,639
Non-GAAP gross profit	$316,364	$310,428	$956,677	$870,923

GAAP income from operations	$26,149	$37,494	$44,791	$79,568
Gross profit adjustments	40,653	36,584	141,456	121,639
Research and development (1)	8,700	7,454	25,409	19,307
Sales and marketing (1)	13,261	13,887	42,634	36,094
General and administrative (1)	11,102	17,165	30,155	42,995
Amortization of intangible assets	27,303	25,917	78,730	71,025
Costs associated with IP collaboration agreements	4,937	5,250	15,645	15,750
Acquisition-related costs, net	(8,458)	16,775	22,723	46,372
Restructuring and other charges, net	7,940	1,402	14,669	6,802
Other	6,189	—	6,189	—
Non-GAAP income from operations	$137,776	$161,928	$422,401	$439,552

GAAP provision (benefit) from income taxes	$26,990	$(47,899)	$19,103	$(45,841)
Non-cash taxes	(22,438)	54,900	(2,615)	63,142
Non-GAAP provision for income taxes	$4,552	$7,001	$16,488	$17,301

GAAP net (loss) income	$(34,974)	$79,264	$(82,918)	$89,494
Acquisition-related adjustment - revenue (2)	21,025	16,463	84,205	65,249
Acquisition-related adjustment - cost of revenue (2)	(1,691)	(1,914)	(6,766)	(6,364)
Acquisition-related costs, net	(8,458)	16,775	22,723	46,372
Cost of revenue from amortization of intangible assets	15,187	14,933	48,107	44,734
Amortization of intangible assets	27,303	25,917	78,730	71,025
Non-cash stock-based compensation (1)	39,195	45,608	114,108	116,416
Non-cash interest expense, net	9,346	8,724	28,923	24,788
Non-cash income taxes	22,438	(54,900)	2,615	(63,142)
Costs associated with IP collaboration agreements	4,937	5,250	15,645	15,750
Change in fair value of share-based instruments	228	(112)	5,753	(6,350)
Loss (Gain) on non-controlling strategic equity interests	790	(13,726)	790	(13,726)
Restructuring and other charges, net	7,940	1,402	14,669	6,802
Other	6,189	—	6,189	—
Non-GAAP net income	$109,455	$143,684	$332,773	$391,048

Non-GAAP diluted net income per share	$0.34	$0.45	$1.03	$1.22

Diluted weighted average common shares outstanding	323,219	320,559	323,741	321,752

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$145	$16	$498	$118
Cost of professional services and hosting	5,429	6,765	12,321	17,276
Cost of maintenance and support	558	321	3,091	626
Research and development	8,700	7,454	25,409	19,307
Sales and marketing	13,261	13,887	42,634	36,094
General and administrative	11,102	17,165	30,155	42,995
Total	$39,195	$45,608	$114,108	$116,416

(2) Acquisition-Related Revenue and Cost of Revenue
Revenue	$21,025	$16,463	$84,205	$65,249
Cost of product and licensing	(1,293)	(1,801)	(5,659)	(6,251)
Cost of professional services and hosting	(398)	(113)	(1,107)	(113)
Total	$19,334	$14,549	$77,439	$58,885

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0	$469.8
Adjustment	$21.4	$27.4	$16.5	$21.3	$86.6	$30.1	$33.0	$21.0
Non-GAAP Revenue	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$145.1	$149.7	$184.5	$189.3	$668.6	$204.7	$219.1	$230.0
Adjustment	$0.2	$0.2	$0.0	$0.4	$0.8	$12.7	$10.2	$8.1
Non-GAAP Revenue	$145.3	$149.9	$184.5	$189.7	$669.4	$217.4	$229.3	$238.1

Mobile & Consumer	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$103.4	$110.3	$126.0	$143.2	$483.0	$128.8	$113.0	$108.7
Adjustment	$5.1	$4.8	$6.4	$9.0	$25.3	$2.9	$3.2	$2.3
Non-GAAP Revenue	$108.5	$115.1	$132.4	$152.2	$508.3	$131.7	$116.2	$111.0

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$72.2	$79.6	$74.1	$89.1	$315.0	$83.7	$72.9	$78.1
Adjustment	$3.6	$11.8	$0.4	$1.2	$17.0	$0.0	$1.6	$0.8
Non-GAAP Revenue	$75.8	$91.4	$74.5	$90.3	$332.0	$83.7	$74.5	$78.9

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$39.9	$50.7	$47.1	$47.2	$184.9	$45.1	$46.0	$53.0
Adjustment	$12.5	$10.6	$9.7	$10.7	$43.5	$14.5	$18.0	$9.8
Non-GAAP Revenue	$52.4	$61.3	$56.8	$57.9	$228.4	$59.6	$64.0	$62.8

Product and Licensing Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$164.7	$176.5	$190.3	$209.2	$740.7	$197.9	$173.9	$191.6
Adjustment	$18.3	$24.5	$13.5	$17.6	$73.9	$20.4	$23.0	$13.9
Non-GAAP Revenue	$183.0	$201.0	$203.8	$226.8	$814.6	$218.3	$196.9	$205.5

Professional Services Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$37.5	$44.8	$47.3	$53.5	$183.1	$51.0	$51.0	$53.2
Adjustment	$0.2	$0.2	$0.1	$0.2	$0.7	$5.0	$5.8	$4.2
Non-GAAP Revenue	$37.7	$45.0	$47.4	$53.7	$183.8	$56.0	$56.8	$57.4

Hosting Revenue	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$102.1	$110.7	$134.6	$143.4	$490.9	$149.3	$162.3	$157.2
Adjustment	$0.8	$0.9	$1.0	$2.6	$5.3	$2.0	$2.0	$1.8
Non-GAAP Revenue	$102.9	$111.6	$135.6	$146.0	$496.2	$151.3	$164.3	$159.0

Maintenance and Support	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013
GAAP Revenue	$56.3	$58.3	$59.5	$62.7	$236.8	$64.1	$63.8	$67.8
Adjustment	$2.1	$1.8	$1.9	$0.9	$6.7	$2.7	$2.2	$1.1
Non-GAAP Revenue	$58.4	$60.1	$61.4	$63.6	$243.5	$66.8	$66.0	$68.9

Schedules may not add due to rounding.

Nuance Communications, Inc.
Supplemental Non-Financial Information
Unaudited

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
	2012	2012	2012	2012	2013	2013	2013
Annualized Line Run-Rate in Nuance's Healthcare On-Demand Business (in billions)	3.977	4.123	4.959	4.840	5.138	5.193	5.227
Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,334.4	1,386.5	1,880.4	1,906.4	2,083.8	2,103.4	2,091.2

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2012	2012	2012	2012	2012	2013	2013	2013

Total segment revenues	$382.0	$417.7	$448.2	$490.1	$1,738.1	$492.4	$484.0	$490.8
Acquisition related revenues	(21.4)	(27.4)	(16.5)	(21.3)	(86.6)	(30.1)	(33.0)	(21.0)
Total consolidated revenues	$360.6	$390.3	$431.7	$468.8	$1,651.5	$462.3	$451.0	$469.8

Total segment profit	$144.8	$180.0	$188.2	$211.9	$724.9	$173.7	$167.3	$172.0
Corporate expenses and other, net	(20.8)	(26.4)	(26.2)	(29.4)	(102.8)	(30.1)	(26.3)	(40.6)
Acquisition related revenues and cost of revenue adjustments	(19.1)	(25.3)	(14.5)	(19.0)	(77.8)	(27.7)	(30.4)	(19.3)
Non-cash stock-based compensation	(32.8)	(38.0)	(45.6)	(58.2)	(174.6)	(45.3)	(29.6)	(39.2)
Amortization of intangible assets	(38.1)	(36.8)	(40.9)	(39.7)	(155.5)	(41.7)	(42.6)	(42.5)
Acquisition related costs, net	(14.6)	(15.0)	(16.8)	(12.3)	(58.7)	(15.7)	(15.4)	8.5
Restructuring and other charges, net	(2.9)	(2.5)	(1.4)	(1.5)	(8.3)	(1.7)	(5.1)	(7.9)
Costs associated with IP collaboration agreements	(5.3)	(5.3)	(5.3)	(5.2)	(21.0)	(5.3)	(5.5)	(4.9)
Other expense, net	(11.4)	(18.4)	(6.1)	(25.0)	(60.9)	(36.9)	(37.6)	(34.1)
Consolidated (loss) income before income taxes	($0.1)	$12.4	$31.4	$21.6	$65.3	($30.7)	($25.2)	($8.0)

Schedules may not add due to rounding.

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30, 2013
	Low	High
GAAP revenue	$452,000	$482,000
Acquisition-related adjustment - revenue	18,000	18,000
Non-GAAP revenue	$470,000	$500,000

GAAP net loss per share	$(0.17)	$(0.09)
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related adjustment - cost of revenue	0.00	0.00
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.03	0.03
Non-cash income taxes	(0.01)	(0.01)
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.01	0.01
Other	0.02	0.02
Non-GAAP net income per share	$0.24	$0.32

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	311,500	311,500
Weighted average common shares: diluted	319,500	319,500

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and Non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2013
	Low	High
GAAP revenue	$1,835,000	$1,865,000
Acquisition-related adjustment - revenue	102,000	102,000
Non-GAAP revenue	$1,937,000	$1,967,000

GAAP net loss per share	$(0.43)	$(0.35)
Acquisition-related adjustment - revenue	0.32	0.32
Acquisition-related adjustment - cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.09	0.09
Cost of revenue from amortization of intangible assets	0.19	0.19
Amortization of intangible assets	0.33	0.33
Non-cash stock-based compensation	0.49	0.49
Non-cash interest expense	0.12	0.12
Non-cash income taxes	0.00	0.00
Costs associated with IP collaboration agreements	0.06	0.06
Change in fair value of share-based instruments	0.02	0.02
Gain on non-controlling strategic equity interest	0.00	0.00
Restructuring and other charges, net	0.06	0.06
Other	0.04	0.04
Non-GAAP net income per share	$1.27	$1.35

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	314,000	314,000
Weighted average common shares: diluted	322,500	322,500